Exhibit (n) Consent of Independent Registered Public Accounting Firm for Succession Select

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment 33 to the Registration Statement on Form N-6, 333-42257 of RiverSource Succession Select® Variable Life Insurance of our report dated April 19, 2018 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 20, 2018 relating to the financial statements of RiverSource of New York Account 8, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2018